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                     November 2, 2023

       Jiande Chen
       Chief Executive Officer
       Redwoods Acquisition Corp.
       1115 Broadway, 12th Floor
       New York, NY, 10106

                                                        Re: Redwoods
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 16,
2023
                                                            File No. 001-41340

       Dear Jiande Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Giovanni Caruso, Esq.